UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2015

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 4.01.    Changes in Registrant’s Certifying Accountant

On March 18, 2015, Apricus Biosciences, Inc. (the “Company”), at the direction of the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”), dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company's independent registered public accounting firm.

In connection with the Company's dismissal of PwC, the Company appointed BDO USA, LLP (“BDO”) as its new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2015. The change was the result of a competitive bidding process involving several accounting firms. The decision to dismiss PwC and to retain BDO was made by the Audit Committee of the Board.

The reports of PwC on the consolidated financial statements of the Company for the fiscal years ended December 31, 2014 and 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company's fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through March 18, 2015, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the consolidated financial statements for such fiscal years.

During the Company’s fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through March 18, 2014, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except as previously reported in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 (the “2014 Form 10-K”) and December 31, 2013 (the “2013 Form 10-K”). Specifically, as of each of December 31, 2014 and 2013, material weaknesses existed in the Company’s internal control over financial reporting over the accounting for and disclosures of technical accounting matters in the consolidated financial statements and effective monitoring and oversight over the controls in the financial reporting process. The control deficiencies related to the Company’s failure to maintain a sufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our structure and financial reporting requirements. Also, the control deficiencies resulted in having controls that were not effectively designed or maintained to sufficiently mitigate the risks of material misstatements including controls over the statement of cash flows, discontinued operations, journal entries, consolidation and classification of accounts in the consolidated financial statements. The deficiencies resulted in audit adjustments: for the interim period ended March 31, 2014 related to the cash flows presentation of certain noncash disclosures; for the year ended December 31, 2013 related to general and administrative, and cost of services revenue of the Company’s former French Subsidiaries, deferred cost and research and development expense, accrued expenses as well as audit adjustments identified related to prepaid expenses and trade accounts payable, the presentation of earnings per share, presentation related to the sale of the BQ Kits business, the cash flows presentation associated with the deconsolidation of the Company’s former French Subsidiaries and certain income tax disclosures; for the year ended December 31, 2012 related to the identification of and accounting for an embedded derivative associated with the convertible note, presentation and disclosure related to the sale of the Bio-Quant business and associated cash flows and certain income tax disclosures. These material weaknesses and the Company’s remediation efforts are further described in Item 9A to the 2014 Form 10-K and the 2013 Form 10-K. These material weaknesses have not been remediated as of the date of this Current Report on Form 8-K. The subject matters of these material weaknesses were discussed by the Company’s management and the Audit Committee with PwC. The Audit Committee has authorized PwC to respond fully to the inquiries of BDO concerning these reportable events and all other matters.

The Company has provided PwC with a copy of the disclosures in this Current Report on Form 8-K and requested that PwC furnish to the Company a letter addressed to the Commission stating whether they agree with the above statements and, if not, stating the respects in which they do not agree. A copy of the letter dated March 23, 2015 is attached as Exhibit 16.1 hereto.

During the fiscal years December 31, 2014 and December 31, 2013 and the subsequent interim period prior to engaging BDO, neither the Company nor anyone on its behalf has consulted with BDO regarding (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that might be rendered on the Company's consolidated financial statements and, in the case of either (i) or (ii), a written report or oral advice that BDO concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues, or (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iv) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
16.1	Letter to Securities and Exchange Commission from PricewaterhouseCoopers LLP, dated March 23, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: March 23, 2015	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

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